Exhibit 10.22

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 6, 2005 (the “MLA”), is entered into as of December 28, 2007, between CoBANK, ACB  (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”), and amends and restates the Supplement dated October 10, 2007 and numbered RIB051SO1G.

SECTION 1.  The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company in an aggregate principal amount not to exceed, at any one time outstanding, the lessor of the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A) or the following amounts during each commitment period: (1) $38,000,000.00 during the period commencing on the date hereof, and ending on and including June 1, 2008; and (2) $28,000,000.00 during the period commencing on June 2, 1008, and ending on and including October 1, 2008 (the “Commitment”).  Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

SECTION 2.  Purpose.  The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3.   Term.  Intentionally Omitted.

SECTION 4.   Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with. One or more of the following interest rate options, as selected by the Company:

(A)          CoBank Base Rate. At a rate per annum equal at all times to ½ of 1% below the rate of interest established by CoBank from time to time as its CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The CoBank Base Rate will change on the date established by CoBank as the date of date of any change therein and CoBank agrees to notify the Company of any such change.

(B)          Quoted Rate.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as maybe agreeable to CoBank in its sole discretion in each instance, provided that (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof and (3) the maximum  number of fixes in place at any one time shall be 5.

The Company shall select the applicable rate option at the lime it requests a loan hereunder and way, subject to the Limitations set forth above, elect to convert balances bearing interest at the variable rate option, to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.  Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment, except that on June 2, 2008, the Company promises to pay so much of the loans as is necessary to reduce the outstanding balance of the loans to the limit of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth. in the Supplement being amended and restated hereby.

SECTION 6.   Borrowing Base Reports, Etc. The Company agrees to fizrn3.sh a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for with the Report is being furnished.  However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.   Letters of Credit.  If agreeable to CoBank in. its sole discretion in each instance; in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of CoBank’s then current form of application or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed an advance under the Commitment. Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment. Notwithstanding the foregoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must he statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (they repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBauk (to be held as cash collateral) am amount equal lo such excess.

SECTION 8.  Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fan on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

SECTION 9.   Amendment fee. In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $2,500.00.

IN WITNESS WHEREOF the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA
SOYBEAN PROCESSORS, LLC

By:	Pam Schulz	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CEO